[Letterhead of Rogers & Wells]






                                    February 20, 1997



Merrill Lynch Series Fund, Inc.
800 Scudders Mill Road
Plainsboro, New Jersey 08536

Gentlemen:

             We have acted as counsel to Merrill Lynch Series Fund, Inc. (the "Fund") in connection with the sale of shares of its ten classes of common stock (the "Common Stock") pursuant to the Distribution Agreement between the Fund and Merrill Lynch Funds Distributor, Inc. (the "Distribution Agreement"). You have asked us to furnish certain legal opinions in connection with the filing of a notice (the "Notice") under Rule 24f-2 of the Investment Company Act of 1940, as amended (the "Act").

             For purposes of the opinions expressed in this letter, we have examined the Fund's Articles of Incorporation, as amended through the date hereof, the Distribution Agreement and such other documents and questions of law as we have deemed necessary or advisable. As to relevant matters of fact, we have relied upon such representations, certificates and other documents as we deemed appropriate.

             Based on the foregoing, we are of the opinion that when (a) the 209,332,790 shares of the Fund's Money Reserve Portfolio referred to in paragraphs 10 and 11 of the Notice; (b) the 1,428,977 shares of the Fund's Intermediate Government Bond Portfolio referred to in paragraph 11 of the Notice; (c) the 719,303 shares of the Fund's Long Term Corporate Bond Portfolio Common Stock referred to in paragraph 11 of the Notice; (d) the 7,740,689 shares of the Fund's High Yield Portfolio Common Stock referred to in paragraphs 10 and 11 of the Notice; (e) the 3,848,158 shares of the Fund's Capital Stock Portfolio Common Stock referred to in paragraphs 10 and 11 of the Notice; (f) the 4,299,503 shares of the Fund's Growth Stock Portfolio Common Stock referred to in paragraphs 10 and 11 of the Notice; (g) the 10,145,152 shares of the Fund's Multiple Strategy Portfolio referred to in paragraph 11 of the Notice; (h) the 1,667,819 shares of the Fund's Natural Resources Portfolio Common Stock referred to in paragraphs 10 and 11 of the Notice; (i) the 865,070 shares of the Fund's Global Strategy Portfolio Common Stock referred to in paragraphs 10 and 11 of the Notice; and (j) the 1,234,394 shares of the Fund's Balanced Portfolio Common Stock referred to in paragraphs 10 and 11 of the Notice were sold during the fiscal year ended December 31, 1996 pursuant to the Distribution Agreement in reliance upon registration pursuant to Rule 24f-2 of the Act and in accordance with the currently effective prospectus of the Fund, the shares referred to in clauses (a), (b), (c), (d), (e), (f), (g), (h), (i) and (j) were legally issued, fully paid and non-assessable.

                                    Very truly yours,

                                    /s/ Rogers & Wells


cc:   Ira Shapiro, Esq.